SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2011

Delta Mutual, Inc.
    (Exact name of registrant as specified in charter)

Delaware	000-30563
(State or other jurisdiction of incorporation)	(Commission File Number)

14362 N. Frank Lloyd Wright Blvd., Suite 1103, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 477-5809

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01. Regulation FD Disclosure.

DELTA MUTUAL, INC. (OTCB:DLTZ) (the “Company”), announced the today the following update for its Valle de Lerma block bid:

Salta Province (Argentina) Government Declares Delta Mutual’s Subsidiary, SAHF (Argentina), the Winning Bidder for the Valle de Lerma Oil and Gas Block Tender

On August 10, 2011, the Company’s tender offer, made through our wholly-owned subsidiary, South American Hedge Fund, LLC (“SAHF”), for the ownership right to explore, and eventually, produce oil and natural gas in the block known as “Valle de Lerma” was declared the winning bid by the Salta provincial government in Argentina. SAHF made the offer in a joint venture agreement with Grasta SA, a local mid-size gasoline refinery located in Buenos Aires, Argentina. The bid award, follows the approval on April 29, 2011 of our private initiative filing and subsequent approvals of other terms of the bid on July 20 and 29, 2011. The final offer approved was for 406 work units for the first term (3 years).

The Valle de Lerma block is located in the province of Salta in the northwestern region of Argentina and has an area of 5259 km2. It has 2 wells which were drilled in the early 1990’s called St. CMo. X-1 and St. LT. X-1001; both of the wells reached their target formation. Currently, both wells are capped. At that time, the well, St. LT. X-1001, was tested for 19 hours at the depth of 1280 meters and produced 20 bbl/day of medium density oil and natural gas. Upon government clearance to enter the block, expected on August 15, 2011, the Company will file an environmental impact study and proceed to reentry and workover of the wells. SAHF holds 51% of the license interest and is the responsible operator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Mutual, Inc.

Date: August 15, 2011	By:	/s/ Malcolm W. Sherman
Malcolm W. Sherman
Executive Vice President